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                                                                   EXHIBIT 23(a)


                [AIRCRAFT INFORMATION SERVICES, INC. LETTERHEAD]


22 September 1999


Mr. David Holtschlag, Principal
American Airlines, Inc.
4333 Amon Carter Boulevard
Mail Drop 5662
Fort Worth, TX 76155

RE:  American Airlines, Inc. ("American")
     Ten B737-823, Three B767-323ER and Two B777-223IGW Aircraft.

Ladies and Gentlemen:

We consent to the use of the report prepared by us with respect to the aircraft referred to in American's Preliminary Prospectus Supplement dated 22 September 1999 (the Preliminary Prospectus Supplement) to the Prospectus included in American's Registration Statement Form S-3 (Reg. No. 333-74937), to the summary of such report in the Preliminary Prospectus under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft", "Risk Factors--Appraisals and Realizable Value of Aircraft" and "Description of the Aircraft and the Appraisals--The Appraisals" and to references to the reference to our Firm under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts". We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in the Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Aircraft Information Services, Inc.


By:  /s/ JOHN D. MCNICOL
   -----------------------------------------
     John D. McNicol
     Vice President - Appraisals & Forecasts